Exhibit 26(d)(4)

                           Overloan Protection Rider



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[GRAPHIC OMITTED]   PHOENIX LIFE INSURANCE COMPANY
                    A STOCK COMPANY
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OVERLOAN PROTECTION RIDER
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                              RIDER SPECIFICATIONS

POLICY NUMBER:                 [9730000]

[INSURED(S):                   John M. Doe]


This rider is made a part of the policy to which it is attached, in consideration of the application, a copy of which is attached to and made a part of the policy. The rider becomes effective on the Policy Date of the policy.

You have the option of exercising Overloan Protection, in writing, when all the following conditions exist on the Monthly Calculation Date:

  1. the Policy Debt exceeds the Face Amount then in effect;

  2. the Policy Debt is equal to [96%] of the Policy Value;

  3. the Insured(s) is(are) at least age [65];

  4. this policy has been in force for at least [15] Policy Years;

  5. all premiums paid have been previously withdrawn; and

  6. the Guideline Premium Test has been elected.

  7. all outstanding policy loans were taken under a fixed loan interest option

Policy Debt in excess of [96%] of the Policy Value, if any, must be repaid at the time that Overloan Protection is exercised.

Once you have exercised Overloan Protection, a one-time charge, as shown in the Schedule Pages, will be assessed. There is no additional charge for this benefit or for any of the automatic changes that occur pursuant to your election of this benefit.

Overloan Protection will be effective on the Monthly Calculation Date following your written request. Once in effect, Overloan Protection will prevent your policy from terminating and the following changes will automatically take effect:

  1. any riders, except this rider, then in effect will terminate;

  2. the Death Benefit Option will be permanently set to Option A or 1, as applicable;

  3. the Face Amount then in effect will be changed to [101%] of the Policy
     Value;

  4. if applicable, any Policy Value not currently invested in the Fixed Account or Long Term GIA, will be transferred to such account at no additional charge.


06OLR                                   1
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Once Overloan Protection is in effect the following will apply:

  1. the Death Benefit will equal the greater of (a) or (b), where:
         a. = the new Face Amount, and
         b. = the applicable Minimum Death Benefit Percentage as shown in the table below, multiplied by the greater of (i) and (ii), where:
                  i. = the Policy Value, and
                 ii. = the Policy Debt;

  2. no further premium payments will be accepted;

  3. no further withdrawals will be allowed;

  4. no further monthly deductions will be assessed;

  5. no additional loans or loan repayments will be allowed;

  6. any loan balance will continue to reduce the Death Benefit payable; and

  7. loan Interest will continue to accrue on this policy, but the loan interest rate charged will be equal to the interest rate credited on loaned policy value.


[MINIMUM DEATH BENEFIT PERCENTAGES

            Age          Pct.        Age         Pct.        Age         Pct.
            ---          ----        ---         ----        ---         ----
           0 - 40        250%        54          157%         68         117%
             41          243         55          150          69         116
             42          236         56          146          70         115
             43          229         57          142          71         113
             44          222         58          138          72         111
             45          215         59          134          73         109
             46          209         60          130          74         107
             47          203         61          128          75         105
             48          197         62          126         76-90       105
             49          191         63          124          91         104
             50          185         64          122          92         103
             51          178         65          120          93         102
             52          171         66          119          94         101
             53          164         67          118      95 and over    100]



REINSTATEMENT OF THIS RIDER
If the policy terminates in accordance with the Grace Period provision in the policy, and it is reinstated in accordance with the reinstatement provision of the policy, you may reinstate this rider at that same time.

                         Phoenix Life Insurance Company

                               [/s/ John H. Beers]
                                   [Secretary]

06OLR                                   2